Exhibit 99.1

Curis to Co-Develop Cancer Drug with Genentech in the United States

Agreement provides for sharing of development costs and future profits on a potential therapeutic to treat basal cell carcinoma

CAMBRIDGE, MA, February 1, 2005 — Curis, Inc. (NASDAQ: CRIS), a therapeutic drug development company, today announced that it has elected to exercise a co-development option with its collaborative partner, Genentech, Inc. (NYSE: DNA), and will now share in U.S. development costs and future net profits, if any, derived from sales in the U.S. of a therapeutic product candidate for the topical treatment of basal cell carcinoma. Basal cell carcinoma, a skin cancer, is the most common form of all human cancers with approximately 800,000 to 1,000,000 new cases every year in the U.S.

Daniel Passeri, Curis’ President and Chief Executive Officer, commented, “Our election to exercise the co-development option represents another step forward in the implementation of our business model that specifies a diversified development approach for our broad product portfolio. We believe that co-development may provide a means of managing the risk of clinical development while at the same time allowing us to retain greater upside potential on certain promising programs. We have a high degree of confidence in our collaborative partner, Genentech, and in the science that underlies the basal cell carcinoma product candidate.”

Curis plans to assist Genentech in filing an Investigational New Drug application with the Food and Drug Administration in order to initiate human clinical investigation of the basal cell carcinoma product candidate. In June 2003, Curis established a collaboration with Genentech for the continued development of a set of anti-cancer technologies based on inhibition of the Hedgehog signaling pathway, including small molecule Hedgehog pathway inhibitors. Under the terms of the collaboration, Curis retained a co-development option to share in development costs and future net profits, specifically for one of the small molecule Hedgehog pathway inhibitors. This co-development right applies solely to the U.S. marketplace and includes applications for basal cell carcinoma and any additional indications for which this product candidate may be developed.

Curis expects that by exercising this co-development and equal cost-sharing option it will incur approximately $20 million in development expenses through Phase II clinical trials, a portion of which will be booked in the first quarter of 2005. Assuming the acceptance of the Investigational New Drug application by the Food and Drug Administration and the successful advancement of the basal cell carcinoma product candidate through Phase I and Phase II clinical trials, the Company expects that the Phase II clinical trial will be completed in mid-2007. Curis expects to incur additional costs to complete Phase III clinical trials and complete the regulatory approval process, assuming that the parties successfully complete Phase II clinical trials. In exchange for this investment, Curis has increased its downstream revenue potential, through its right to a commensurate share in U.S. net profits, if any. In addition to the U.S. market, Curis will receive milestones if specific development objectives are achieved and a royalty on any international sales of the topical Hedgehog antagonist.

To date, preclinical evidence indicates that inhibition of the Hedgehog pathway in basal cell carcinoma results in the selective and specific death of the tumor cells while conferring no harm to adjacent normal cells.

About Basal Cell Carcinoma

Basal cell carcinoma is a skin cancer and the most common form of cancer in the U.S. It accounts for about 75% of all skin cancers. The incidence of skin cancer has increased greatly in recent years, due in part to greater exposure to UV radiation from the sun. In 1990, 600,000 Americans were diagnosed with basal cell carcinoma up from 400,000 in 1980. It is currently estimated that there are between 800,000 and 1,000,000 new cases of basal cell carcinoma each year in the United States.

Basal cells are normal skin cells. They may develop cancerous changes, causing a lump or bump that is painless. A new skin growth that ulcerates, bleeds easily, or does not heal well may indicate development of basal cell skin carcinoma. More than 90% of basal cell carcinomas occur on areas of skin that are regularly exposed to sunlight or other ultraviolet radiation, primarily the face. The onset of basal cell carcinoma most commonly occurs after age 40.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (partnered with Genentech), kidney disease (licensed to Ortho Biotech, a subsidiary of Johnson & Johnson), neurological disorders (partnered with Wyeth Pharmaceuticals), alopecia, and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expected benefits of co-development, the planned filing of an investigational new drug application for a basal cell carcinoma product candidate in the first quarter of 2005, the Company’s planned expenditures for its co-development option and the expected benefits of its basal cell carcinoma product candidate over traditional treatments. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic partners’ product development programs and difficulties or delays in completing clinical trials and obtaining or maintaining required regulatory approvals for such development programs; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in, or Curis’ inability to execute, its realigned business strategy; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute on its business plan, including capital, required to fund its co-development of the basal cell carcinoma product candidate with Genentech; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic partnerships, including its ability to maintain its current collaboration agreements with Genentech, Ortho and Wyeth; the risk that competitors will discover and develop signaling pathway-based therapeutics or alternative competing therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on 10-Q and any subsequent reports filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

Contact:

For Curis, Inc.

Michael Gray, 617-503-6632

Chief Financial Officer

or

Marc Charette, Ph.D., 617-503-6629

Vice President, Corporate Communications